Exhibit 99.1
Item 6. Selected Financial Data
The following table sets forth selected consolidated financial data, which were derived from our consolidated financial statements and should be read in conjunction with our audited consolidated financial statements, including the Notes thereto, beginning on page F-1 of this Report. See also Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations.

	2008	2007	2006	2005	2004	2003	2002	2001	2000	1999
			(millions of dollars, except share and per share data)
Total revenues	1,555.3	2,106.7	2,471.5	2,430.6	2,176.3	2,239.0	1,777.9	1,271.6	935.5	1,071.3
Title segment:
Operating revenues	1,509.9	1,988.1	2,350.7	2,314.0	2,081.8	2,138.2	1,683.1	1,187.5	865.6	993.7
Investment income	29.1	36.1	34.9	29.1	22.5	19.8	20.7	19.9	19.1	18.2
Investment (losses) gains	(28.2)	13.3	4.7	5.0	3.1	2.3	3.0	.4	.0	.3
Total revenues	1,510.8	2,037.5	2,390.3	2,348.1	2,107.4	2,160.3	1,706.8	1,207.8	884.7	1,012.2
Pretax (loss) earnings	(219.3)	(57.2)	83.2	154.4	143.1	200.7	153.8	82.5	10.7	48.3
REI segment:
Revenues	44.5	69.2	81.2	82.5	68.9	78.7	71.1	63.8	50.8	59.0
Pretax (loss) earnings	(15.2)	5.3	1.3	10.6	3.6	12.3	9.0	5.5	(4.5)	3.1
Title loss provisions	167.8	168.5	141.6	128.1	100.8	94.8	75.9	51.5	39.0	44.2
% title operating revenues	11.1	8.5	6.0	5.5	4.8	4.4	4.5	4.3	4.5	4.4
Pretax (loss) earnings	(234.5)	(51.9)	84.5	165.0	146.7	213.0	162.8	88.0	6.2	51.4
Net (loss) earnings attributable to Stewart	(241.9)	(40.2)	43.3	88.8	82.5	123.8	94.5	48.7	.6	28.4
Cash (used) provided by operations	(105.2)	4.6	105.1	174.4	170.4	190.1	162.6	108.2	31.9	57.9
Total assets	1,449.2	1,442.0	1,458.2	1,361.2	1,193.4	1,031.9	844.0	677.9	563.4	535.7
Long-term debt (1)	71.3	82.4	92.5	70.4	39.9	17.3	7.4	7.0	15.4	6.0
Stockholders’ equity	507.1	769.8	819.5	785.0	711.8	634.6	504.5	403.8	302.0	291.6
Per share data
Average shares — diluted (millions)	18.1	18.2	18.3	18.2	18.2	18.0	17.8	16.3	15.0	14.6
Net (loss) earnings attributable to Stewart — basic	(13.37)	(2.21)	2.37	4.89	4.56	6.93	5.33	3.01	.04	1.96
Net (loss) earnings attributable to Stewart — diluted	(13.37)	(2.21)	2.36	4.86	4.53	6.88	5.30	2.98	.04	1.95
Cash dividends	.10	.75	.75	.75	.46	.46	—	—	—	.16
Stockholders’ equity	27.95	42.69	44.95	43.24	39.28	35.21	28.98	22.83	20.22	19.84
Market price:
High	36.42	45.05	54.85	53.01	47.60	41.45	22.50	22.25	22.31	31.38
Low	5.67	24.61	32.87	34.70	31.14	20.76	15.05	15.80	12.25	10.25
Year end	23.49	26.09	43.36	48.67	41.65	40.55	21.39	19.75	22.19	13.31

(1)	Based upon contractual maturities of the notes. At December 31, 2008, $52.0 million of this amount would be due on demand upon notice from our lenders. See Note 10 to the consolidated financial statements.